Exhibit 5.1

February 4, 2015

SeaChange International, Inc.

50 Nagog Park

Acton, MA 01720

Re:	Registration Statement on Form S-3 of SeaChange International, Inc., a Delaware corporation (the “Company”)

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale of an aggregate of 1,732,665 shares of common stock, par value $.01 per share, of the Company (the “Shares”) by certain stockholders of the Company. The Shares have been issued or are issuable pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 22, 2014 (the “Merger Agreement”), by and among the Company, TLL, LLC and the other parties set forth on the signature pages thereto, a copy of which Merger Agreement has been filed by the Company with the Securities and Exchange Commission on December 22, 2014 on a Current Report on Form 8-K.

We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of the Merger Agreement, the Company’s amended and restated certificate of incorporation, as amended, the amended and restated by-laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, to the extent outstanding as of the date hereof, are legally issued, fully paid and nonassessable or, when issued pursuant to and in accordance with the terms of the Merger Agreement, will be legally issued, fully paid and nonassessable.

This opinion is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution) and the laws of The Commonwealth of Massachusetts, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters” in the prospectus included as a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Choate, Hall & Stewart LLP

CHOATE, HALL & STEWART LLP